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                          [Letterhead of Ropes & Gray]

                                                                     EXHIBIT 8.2

January 21, 2003

State Street Corporation
225 Franklin Street
Boston, Massachusetts 02110

     Re:   State Street Corporation
           Registration Statement
           File No. 333-98267 and
           Prospectus Supplement dated January 14, 2003


Ladies and Gentlemen:

     We have acted as counsel to State Street Corporation, a Massachusetts corporation (the "Corporation"), in connection with a Registration Statement on Form S-3, filed by the Corporation on August 16, 2002 with the Securities and Exchange Commission (as amended by Post-Effective Amendment No. 1 thereto filed on November 21, 2002, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), including the prospectus dated November 27, 2002 (the "Prospectus") contained therein and prospectus supplement dated January 14, 2003 (the "Prospectus Supplement") relating to the SPACES, Separate PACES and Separate COVERS filed on January 15, 2003 under Rule 424(b) under the 1933 Act in connection therewith. The Registration Statement relates, among other things, to the registration of the SPACES, Separate PACES, and Separate COVERS. Unless the context otherwise requires, capitalized terms used herein but not defined have the meanings set forth in the Prospectus and Prospectus Supplement.

     In rendering our opinion, we have examined the forms of Purchase Contract Agreement and Pledge Agreement identified to us as those to be employed in connection with the issuance of the SPACES, Separate PACES, and Separate COVERS (collectively, the "Operative Agreements") and other relevant documents and have made such inquiries as were necessary or appropriate to enable us to render this opinion. With your permission we have assumed that the Operative Agreements, including the termination provisions, are enforceable by their terms, that operations under the Operative Agreements will be in accordance with their terms and as described in the Prospectus and Prospectus Supplement, and that the floating rate medium term capital securities issued by State Street Capital Trust II will not be issued to or held by any holders of the SPACES or Separate PACES.

     Based on the foregoing, we hereby confirm that the discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of SPACES,

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State Street Corporation              -2-                       January 21, 2003

Separate PACES, and Separate COVERS under the caption "Certain United States Federal Income Taxation" in the Prospectus Supplement is materially accurate, subject to the limitations there stated.

     We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ropes & Gray
Ropes & Gray